SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2011

World Wrestling Entertainment, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 9, 2011, the Registrant and certain of its domestic subsidiaries (collectively, the “Loan Parties”) entered into a $200 million revolving credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time parties thereto (the “Revolving Credit Facility”).

The Registrant has not borrowed any money under the Revolving Credit Facility.  It has entered into the Revolving Credit Facility now because it believes that there is generally a favorable climate for potential borrowers for loans of this type currently in the capital markets.  While the Registrant does not have specific plans to borrow in the near term, it has announced initiatives for which it may borrow going forward including, without limitation, the formation of a WWE television network and the expansion and update of its media center.  The Registrant also regularly assesses potential strategic acquisitions.

Under the Revolving Credit Facility, the Registrant is allowed to borrow from time to time amounts of up to an aggregate of $200 million.  The Revolving Credit Facility has a three-year term, and it is unsecured.  The obligations of the Registrant under the Revolving Credit Facility have been guaranteed by certain domestic subsidiaries of the Registrant.  The applicable interest rate for borrowings under the Revolving Credit Facility is a LIBOR-based rate plus 2.00% on LIBOR-based borrowings or an alternate base rate plus 1.00% for alternate base rate borrowings.  After the completion of the first fiscal quarter of the Registrant following the closing of the Revolving Credit Facility, in the event that the utilization percentage (as calculated under the Revolving Credit Facility) exceeds 50%, then the applicable margin for LIBOR-based and alternate base rate borrowings will increase by 25 basis points.  The Registrant is required to pay certain fees in connection with the Revolving Credit Facility.  For example, the Registrant paid an origination fee and must pay commitment fees on a quarterly basis in respect of the unutilized portion of the commitments under the Revolving Credit Facility.

The Revolving Credit Facility contains certain representations and warranties and affirmative and negative covenants customary for credit facilities of this type, including limitations on the Registrant and its subsidiaries with respect to indebtedness, liens, mergers and acquisitions, dispositions of assets, investments, capital expenditures, and transactions with affiliates.  The Registrant is permitted to pay dividends in an unlimited amount so long as no default or event of default has occurred and is continuing under the Revolving Credit Facility and the consolidated leverage ratio does not exceed 2.5:1.0 and the consolidated fixed charge coverage ratio exceeds 1.25:1.0 (each as calculated under Section 7.1 of the Revolving Credit Facility on a pro forma basis after giving effect to the payment of such dividends).

The Revolving Credit Facility provides for customary events of default, including a failure to pay principal, interest or fees when due, the fact that any representation or warranty made by any of the Loan Parties is inaccurate in any material respect, the failure to comply with covenants, the commencement of certain insolvency or receivership events affecting the Registrant or its subsidiaries, certain material events related to the Registrant’s employee benefit plans, the entry of certain judgments or decrees against the Registrant or its subsidiaries, and the occurrence of certain events related to the control and management of the Registrant.

The foregoing is a summary of the material terms and conditions of the Revolving Credit Facility and not a complete discussion of the document.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Revolving Credit Facility and ancillary documents.  A copy of the Revolving Credit Facility and ancillary documents is filed as an exhibit to this Current Report on Form 8-K, and reference is made to such agreement and the ancillary documents, which are hereby incorporated by reference.

Certain of the lenders under the Revolving Credit Facility, or their affiliates, have provided, and may in the future provide, commercial or investment banking, trust, advisory and other financial services in the ordinary course of business for customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.15              Revolving Credit Facility dated September 9, 2011, and related exhibits and schedules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ George A. Barrios
George A. Barrios
Chief Financial Officer

Dated:  September 14, 2011